Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	CONTACTS:
April 19, 2007
Media:
Russ Stolle, tel: +1 281 719 6624

Investor Relations:
John Heskett, tel: +1 801 584 5768

HUNTSMAN COMPLETES BANK AMENDMENT WITH MORE FLEXIBLE TERMS

New Terms Reflect Stronger Balance Sheet and Improvements in Credit Ratings

THE WOODLANDS, Texas – Huntsman International LLC, a wholly owned subsidiary of Huntsman Corporation (NYSE: HUN), today announced that it has completed an amendment to its Senior Credit Facilities.  This “covenant light” amendment, among other things, extends the maturity of its term loan B to April 2014, increases the restricted payments basket for certain types of payments, eliminates certain financial covenants and, subject to certain conditions, increases the company’s capacity for additional term loan borrowings and provides for improved applicable interest rates.

Sean Douglas, Vice President and Treasurer of Huntsman Corporation, stated, “We are very pleased with this amendment, the favorable terms of which are an acknowledgement of the improvements to our capital structure and in our credit ratings.”

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Huntsman is a global manufacturer and marketer of differentiated chemicals.  Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman today has 14,000 employees and over 75 operations in 24 countries. The Company had 2006 revenues from all operations of over $13 billion.

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  In addition, the completion of any transactions described in this release is subject to a number of uncertainties and to negotiation and execution of definitive agreements among the parties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.